Exhibit 10.35

RETENTION AGREEMENT

This Retention Agreement is made as of March 13, 2003 by and between Transkaryotic Therapies, Inc., a Delaware company (the “Company”), and Daniel E. Geffken (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of February 20, 1997 (the “Original Agreement”);

WHEREAS, the Executive has the right pursuant to Section 6(d) of the Original Agreement to terminate his employment with the Company at any time upon 60 days prior written notice; and

WHEREAS, in order to induce the Executive to remain with the Company, the Company and the Executive desire to amend certain terms and provisions of the Original Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Termination of Employment.  Notwithstanding the terms and provisions of the Original Agreement, including without limitation, Section 6(d), the Executive may terminate his employment under the Original Agreement, as amended by this Agreement (the “Employment Arrangement”), for any reason upon at least one (1) day prior written notice at any time on or after April 1, 2003 (the date of termination of the Executive’s employment pursuant to this Section 1 or Section 6(a)(iii) of the Original Agreement being the “Termination Date”).

2.             Severance Benefits.  Upon the termination of the Executive’s employment pursuant to Section 1 hereof, the Company shall provide, and the Executive shall receive, the following benefits:

(a)           The Company shall pay to the Executive the compensation and benefits otherwise payable to the Executive under Sections 3 and 5 of the Original Agreement and all accrued but unused vacation through the Termination Date in a manner consistent with the Company’s policies on the date hereof.

(b)           The Company shall pay the Executive severance pay equal to $321,900.  Such severance pay (less applicable federal and state taxes and withholdings) shall be paid in a single lump sum no later than five (5) business days after the Termination Date.

(c)           The Executive may elect to continue group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. §1161 et seq.  All premium costs for COBRA continuation shall be paid by the Executive.

(d)           The Executive shall retain all home office equipment (including cellular telephone) currently located or primarily used at the Executive’s residence.

(e)           The Company shall continue to provide cellular telephone service to the Executive for sixty (60) days following the Termination Date at the Company’s cost and consistent with the manner in which the Company provided cellular telephone service to the Executive prior to the Termination Date.

(f)            The Executive hereby agrees that the Executive is not entitled to any airplane tickets under the Company airplane tickets benefit program.

(g)           The Company shall provide the Executive, at the Company’s expense, with executive outplacement services through Essex Partners for the twelve (12) months from and after the Termination Date (the “Severance Period”); provided, however, that if the Executive does not engage Essex Partners, upon the request of the Executive at any time within 120 days following the Termination Date, the Company shall pay  the Executive a single lump sum payment of $15,000.

(h)           The Company shall provide the Executive all Company contributions for which he is eligible under his 401(k) plan and deferred compensation arrangement for 2003, through the Termination Date.

(i)            Company shall forward BioWorld to the Executive’s home e-mail address on a daily basis and shall forward BioCentury to his  home e-mail address each Monday, in each case from the Termination Date until the Company has received notice that the Executive has commenced new employment.

3.             Unemployment Claims.  The Company shall not contest any unemployment claims made by the Executive.

4.             References.  The Company shall direct any and all requests for references relating to the Executive by third parties to Mr. Jonathan Leff, a member of the Company’s Board of Directors, or such other officer or director of the Company as the Executive shall request. No one other than Mr. Leff or the officer or director requested by the Executive shall provide a reference on behalf of the Company. All references for the Executive provided by Mr. Leff or such officer or director requested by the Executive shall be favorable.

5.             Covenant Not to Compete or Interfere.

(a)           Section 10(a) of the Original Agreement be and hereby is amended by deleting the first sentence of Section 10(a) in its entirety and inserting in lieu thereof the following sentence:

“(a)  Subject to Section 10(b) below, during the term of this Agreement and the period ending twenty-four (24) months from and after the termination of the Executive’s employment hereunder, the Executive shall not engage in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant) engaged in the research, development or sale of products for the treatment of lysosomal storage disorders (the “Restricted Business”). Without limiting the foregoing, the Executive and the Company agree for purposes of this Section 10(a) that BioMarin Pharmaceutical Inc., Amgen Inc. or Genzyme Corporation and any subsidiary of the foregoing named corporations which were such on the effective date of this Agreement are engaged in the Restricted Business. For purposes of this Section 10(a), a “subsidiary” means only a corporation which is more than 50% owned by one of the corporations named in the preceding sentence.”

(b)           Section 6(a)(ii) of the Original Agreement is hereby amended by deleting clause (b) thereof regarding the Executive’s death and providing that termination for “Cause” may be effected in accordance with current clause (a), (c) or (e) thereof only if there is a failure to cure after 30 days’ written notice from the Company specifying in reasonable detail the nature of the “Cause.”

(c)           Section 10(b) of the Original Agreement is hereby amended to provide that, if the Employment Arrangement is terminated for any reason other than a termination by the Company for “Cause” in accordance with Section 6(a)(ii) of the Employment Arrangement, the provisions of Section 10(a) of the Original Agreement, as amended hereby, shall apply only until the expiration of the Severance Period.

6.             Consulting Services.  The Executive may provide such consulting services to the Company as the parties shall from time to time agree.  The Executive shall be compensated for all such services at the rate of $250 per hour, provided that in-person meetings shall be compensated at the greater of such hourly rate or $1000 per day, and for all reasonable out-of-pocket expenses.

7.             Indemnification.  In connection with the execution of this Agreement, the Company and the Executive shall enter into an indemnification agreement in the form attached hereto as Exhibit A.

8.             Notices.  Any notice required or permitted to be given under this Agreement to the Executive shall be sufficient if in writing and if hand delivered or consigned for overnight delivery to a national courier service or sent by certified or registered mail to his residence, or in the case of the Company, to Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, MA 02139, Attention: Board of Directors, or to such other offices or addresses as the Company or the Executive shall designate from time to time by notice to the other party.  Any notice given hereunder shall be effective on the earliest of (a) the date on which it is hand delivered or (b) the next business day after it is consigned to a national courier service or (c) three (3) days after it is deposited in the United States mails, postage prepaid.

9.             Waiver of Breach.  A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

11.           Expenses.  The Company shall reimburse the Executive for the reasonable fees and expenses of his counsel, not to exceed $18,000 in the aggregate, in connection with the negotiation of this Agreement and all related agreements.

12.           No Other Modification.  Except as set forth herein, the terms and provisions of the Original Agreement remain in full force and effect.

13.           Entire Agreement.  This Agreement, together with the Original Agreement and the Indemnification Agreement, contain the entire agreement of the parties and supersede any prior understandings or agreements between the Executive and the Company, excluding only the Executive’s rights under his deferred compensation arrangement with the Company and under the Company’s group health and welfare and retirement plans and the Executive’s rights with respect to any stock options granted him by the Company, each as in existence on the effective date hereof, all of which shall remain in full force and effect in accordance with their terms.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRANSKARYOTIC THERAPIES, INC.

By:	/s/ Michael J. Astrue
Michael J. Astrue
President and Chief Executive Officer

EXECUTIVE

/s/ Daniel E. Geffken
Daniel E. Geffken